Exhibit 3.1

Amendment No. 3 to

Amended and Restated Bylaws of BioSig Technologies, Inc.

Pursuant to Article VI of the Certificate of Incorporation, as amended, of BioSig Technologies, Inc., a Delaware corporation (the “Corporation”), Article X of the Amended and Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 2.9 of Article II (Meetings of Stockholders) is hereby deleted in its entirety and replaced with the following Bylaw:

“Section 2.9 Voting.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the certificate of incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.”

IN WITNESS WHEREOF, this Amendment No. 3 to the Bylaws is executed on November 2, 2023.

By:	/s/ Kenneth L. Londoner
Name:	Kenneth L. Londoner
Title:	CEO